Exhibit 5.1

July 26, 2023

Near Intelligence, Inc.

100 W Walnut St., Suite A-4

Pasadena, CA 91124

Ladies and Gentlemen:

We have acted as counsel for Near Intelligence, Inc., a Delaware corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission (the “Commission”) on the date hereof, under the Securities Act of 1933, as amended (the “Act”), of a registration statement on Form S-1 (File No. 333-271229) (the “Registration Statement”), by the Company relating to 8,625,000 shares (the “Warrant Shares”) of common stock, par value $0.0001 per share (the “Common Stock”) issuable upon the exercise of 8,625,000 warrants (the “Public Warrants”) originally issued in the initial public offering of the Company (formerly known as KludeIn I Acquisition Corp.).

For purposes of the opinion we express below, we have examined originals, or copies certified or otherwise identified, of (i) the certificate of incorporation and bylaws, each as amended to date, of the Company (the “Charter Documents”); (ii) the Registration Statement and all exhibits thereto; (iii) the prospectus included in the Registration Statement; (iv) the Public Warrants, (v) the Warrant Agreement, dated as of January 6, 2021, by and between the Company and Continental Stock Transfer & Trust Company; (vi) that certain Written Consent to Action of the Sole Director in Lieu of a Meeting, dated January 6, 2021, relating to the Company’s initial public offering, and related matters; and (vii) such other corporate records of the Company as we have deemed necessary or appropriate for purposes of the opinion hereafter expressed.

As to questions of fact material to the opinion expressed below, we have, without independent verification of their accuracy, relied to the extent we deem reasonably appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to original documents of all documents submitted to us as certified or photostatic copies, (iv) that all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto, and (v) that all factual information on which we have relied was accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

1. The Warrant Shares have been duly authorized for issuance by the Board of Directors of the Company and, when issued and paid for upon exercise of the Public Warrants in accordance with the terms of the Public Warrants, will be validly issued, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware as in effect on the date hereof (all of the foregoing being referred to as the “Opined on Law”). We do not express any opinion with respect to any other laws, or the laws of any other jurisdiction (including, without limitation, any laws of any other jurisdiction which might be referenced by the choice-of-law rules of the Opined on Law), other than the Opined on Law or as to the effect of any such other laws on the opinions herein stated.

Haynes and Boone, LLP	2323 Victory Avenue | Suite 700 | Dallas, TX 75219 T: 214.651.5000 | haynesboone.com

Near Intelligence, Inc.
July 26, 2023

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm contained therein under the heading “Legal Matters.”  In giving this consent, we do not hereby admit we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Haynes and Boone, LLP

Haynes and Boone, LLP